Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TOYO Co., Ltd on Form F-4 of our report dated September 15, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Vietnam Sunergy Cell Company Limited as of December 31, 2022 and for the period from November 8, 2022 (inception) through December 31, 2022 appearing in Amendment No. 2 to Form F-4 of TOYO Co., Ltd (No. 333-277779). We also consent to the reference to our firm under the heading “Experts” in Amendment No. 2 to Form F-4 of TOYO Co., Ltd (No. 333-277779) incorporated by reference in this Registration Statement.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

May 1, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com